Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sonoma Pharmaceuticals, Inc. on Form S-8 related to the 2016 Equity Plan of our report dated June 17, 2024, which includes an explanatory paragraph as to the company's ability to continue as a going concern with respect to our audit of the consolidated financial statements of Sonoma Pharmaceuticals, Inc. and Subsidiaries as of March 31, 2024 and 2023 and for the years then ended, which report is included in the Annual Report on Form 10-K of Sonoma Pharmaceuticals, Inc. for the year ended March 31, 2024.

/s/ Frazier & Deeter, LLC

Tampa, Florida

June 17, 2024